EXHIBIT 10.1

Separation Agreement – Jonathan Lowenhar

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the "Agreement") is effective as of the 28th day of September 2007 (the "Effective Date"), by and between and Black Gaming LLC, a Nevada limited liability company (as successor or assignee of Virgin River Casino Corporation, a Nevada Corporation, RBG, LLC, a Nevada limited liability company, and Casablanca Resorts, LLC, a Nevada limited liability company) (the "Company"), and Jonathan Lowenhar ("Employee").

RECITALS

A.           Employee was employed by Company as Company's Chief Operating Officer pursuant to an Employment Agreement, dated April 1, 2005 ("Employment Agreement"), which provides for certain payments and benefits in the event that Employee's employment is terminated under certain circumstances;

B.           Employee and Company have agreed to terminate the Employment Agreement effective as of the Effective Date subject to the terms and conditions provided herein; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the foregoing recitals are true and correct, and further agree as follows:

AGREEMENT

1.           Severance Payment; Release.

1.1.           Severance Payment.  In consideration of the termination of the Employment Agreement, on the Effective Date Company shall pay to Employee, as severance pay, the lump sum amount of Three Hundred and Two Thousand Dollars and 00/100 ($302,000.00) by wire transfer of immediately available funds to such account or accounts as Employee designates in writing by the close of business on the Effective Date hereof ("Severance Payment").  Such Severance Payment shall be subject to ordinary withholding and represents the sole and exclusive sum that Company will ever pay Employee in consideration of the cessation of employment with the Company.

1.2.           Release by Employee.  For and in consideration of the Severance Payment and the termination of the Employment Agreement, Employee does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, shareholders, employees, and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company (collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Employee ever had, now has, or hereafter may have, whether known or unknown, or which the Employee's heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Employee's employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, Nevada wages and hour law, Nevada law pertaining to employment practices of any kind; any other federal, state or local law regulating employment, and any and all claims under the common law for breach of express or implied contract, violation of the covenant of good faith and fair dealing, violation of public policy, negligence, slander, defamation, invasion of privacy, false light, false imprisonment, trespass, breach of fiduciary duty, intentional interference with business relations, interference with prospective economic advantage, intentional or negligent infliction of emotional distress, intrusion, retaliatory or wrongful termination, punitive damages, and wage claims.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

1.3           Release by Company.  For and in consideration of the termination of the Employment Agreement, Company does hereby REMISE, RELEASE AND FOREVER DISCHARGE Employee, and, if Employee is a business entity, then its affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, shareholders, employees, and agents, and its and their respective successors, assigns, heirs, executors, and administrators (collectively, "Employee Released Parties") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Company ever had, now has, or hereafter may have, whether known or unknown, by reason of any matter, cause or thing whatsoever, from any time prior to the Effective Date, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee's former employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship; provided, however, that Company does not release the Employee Released Parties from any causes of action, suits, debts, claims and demands arising out of any malfeasances, gross negligence, criminal misconduct, fraud or gross dereliction in duty causing substantial financial harm to Company committed by Employee during the term of the Employment Agreement and occurring prior to the Effective Date.

2.           Base Salary.  In addition to the Severance Payment, Employee is entitled to receive and shall receive all outstanding Base Salary, as that term is defined in the Employment Agreement, accrued through the Effective Date of this Agreement, which payment shall be delivered to Employee on the Effective Date.

3.           Public Statements.  Employee and Company mutually agree that neither party will disparage or subvert the other party, or make any statement reflecting negatively on the other party, its affiliates, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Properties, Employee's prior employment relationship with Company, and the termination of Employee's employment, regardless of the truthfulness or falsity of such statement. Employee and Company agree that any language contained in any public statements, press releases, SEC filings and similar statements and/or documents relating to Employee's termination of his employment relationship with Company, or any matters related thereto, shall be mutually agreed upon in writing in advance by Employee and Company.  More specifically, the anticipated 8-K filing shall state:

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On September 26, 2007, Jonathan Lowenhar gave us notice of his intent to resign as our Chief Operating Officer effective September 28, 2007.  As a result of his resignation, the Executive Employment Agreement dated April 1, 2005 made by our direct or indirect wholly owned subsidiaries Virgin River Casino Corporation, RBG, LLC and Casablanca Resorts, LLC with Mr. Lowenhar will terminate on the effective date of Mr. Lowenhar’s resignation.  The Executive Employment Agreement was filed as an exhibit to our Form 10-K/A, as filed with the Securities and Exchange Commission on April 25, 2006, and is incorporated herein by reference.

On September 28, 2007, we entered into a separation agreement with Mr. Lowenhar (the “Lowenhar Agreement”) pursuant to which we will pay Mr. Lowenhar a lump sum payment of $302,000 which includes a $277,000 severance payment and a $25,000 payment for a two-year non-compete covenant.  The Lowenhar Agreement also provides for a mutual release of claims between us and Mr. Lowenhar and contains customary confidentiality and non-solicitation covenants by Mr. Lowenhar.

On September 26, 2007, Scott DeAngelo gave us notice of his intent to resign as our Vice President of Marketing effective September 28, 2007.  As a result of his resignation, the Employment Agreement dated January 1, 2006 made by our direct or indirect wholly owned subsidiaries Virgin River Casino Corporation, RBG, LLC and Casablanca Resorts, LLC with Mr. DeAngelo will terminate on the effective date of Mr. DeAngelo’s resignation.

On September 28, 2007, we entered into a separation agreement with Mr. DeAngelo (the “DeAngelo Agreement”) pursuant to which we will pay Mr. DeAngelo a lump sum payment of $50,000 which includes a $37,500 severance payment and a $12,500 payment for a two-year non-compete covenant.   The DeAngelo Agreement also provides for a mutual release of claims between us and Mr. DeAngelo and contains customary confidentiality and non-solicitation covenants by Mr. DeAngelo.

On October 1, 2007, we issued a press release announcing Mr. Lowenhar’s and Mr. DeAngelo’s resignations, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The foregoing summaries of the Lowenhar Agreement and the DeAngelo Agreement are qualified in their entirety by reference to the complete texts of the Lowenhar Agreement and the DeAngelo Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Employee and Company shall issue a press release which shall include substantially similar content as the 8-K filing, and shall include:

Today Black Gaming, LLC announced a re-organization of its management team including the resignations of Jonathan Lowenhar, the company's Chief Operating Officer, and Scott DeAngelo, the company's Vice President of Marketing and Sales.   CEO and Chairman Randy Black, Sr., offered, “In the face of a challenging market, we have devised a new plan to reduce our corporate cost structure as we ride out this difficult time here in the Mesquite market.  Under the new structure I will personally return to the company’s day to day operations."

"Jonathan helped lead our company to record EBITDA levels in 2005 and 2006.  In addition our company now boasts better customer service and a more aligned workforce with more capable management capacity than ever in its history."

Randy Black continued, “We also appreciate the contributions of Scott DeAngelo to the company.  Through his development of a well branded loyalty program, direct marketing system and advertising campaign we succeeded in helping to grow our revenues and our customer loyalty.  Due in part to Scott’s efforts, more customers than ever before know about Black Gaming, about Mesquite and the products we have to offer.”

4.           Reemployment.  Employee agrees to relinquish and hereby does relinquish any and all rights to reemployment with Company.  Employee further agrees that he will not in the future seek, otherwise pursue or accept employment with Company or its affiliates.

5.           Non-Competition.

5.1.           Separate Consideration.  Employee hereby represents, warrants and agrees with Company that Twenty-Five Thousand Dollars and 00/100 ($25,000.00)  of the Severance Payment constitutes good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, for the covenants and agreements contained in Section 5.2 hereof.

5.2.           Non-Compete.  Employee acknowledges that, in the course of performing his duties as an employee, Employee has formed relationships and become acquainted with certain confidential and proprietary information as further described in Section 6 hereof.  Employee further acknowledges that such relationships and information are and will remain valuable to Company and that any restrictions on Employee’s future employment, if any, are reasonably necessary for Company to remain competitive in the business industry in which it operates.  In recognition of Company’s heightened need for protection from abuse of relationships formed or information garnered during his employment by Company, Employee covenants and agrees that during the two (2) years immediately following the Effective Date of this Agreement, Employee will not directly or indirectly be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund, or otherwise be connected or associated in any way or manner with, any firm, person, corporation, or other entity that is either directly, indirectly or through an affiliated company or entity, engaged in Company’s business within 70 miles of Casablanca Resort, Mesquite, Nevada, without the express written permission of Company, which permission shall be at Company's sole and exclusive discretion.

6.           Confidentiality

6.1.           Confidential Information.  Employee covenants and agrees that he shall not at any time, without Company’s prior written consent, disclose or make known to any person or entity any confidential or proprietary information about Company, including, but not limited to, any information regarding assets, trade secrets, customers, future plans and methods of doing business (collectively, the "Confidential Information") that is not already and generally known to the public through no wrongful act of Employee or any other party.

6.2.           Return of Confidential Information.  Employee covenants and agrees that on or before the Effective Date, he shall return to Company any and all Confidential Information and all other documents, photographs or other materials of any kind, and all copies or reproductions thereof, in whatever media, made available or supplied by Company to Employee.

7.           Representations.  Employee hereby represents, warrants and agrees with Company that:

a.
The covenants and agreements contained in Section 5 and 6 above are reasonable, appropriate and suitable in their geographic scope, duration and content.  As such, Employee covenants and agrees that he shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements.

b.
The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee's past work history and abilities are such that Employee can reasonably expect to find work irrespective of the covenants and agreements contained in Section 5 above;

c.	The covenants and agreements stated in Sections 5 and 6 and this Section 7, are essential for the Company's reasonable protection;

d.	Company has reasonably relied on these covenants and agreements by Employee; and,

e.
Employee agrees that in the event of Employee's breach or threatened breach of any covenants and agreements set forth in Sections 5 and 6 above, the Company may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages.  In any such event, Employee waives any claim that Company has an adequate remedy at law or for the posting of a bond.

8.           General Provisions.

8.1.           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the parties hereto relating to the matters contemplated hereby and, as of the Effective Date, supersedes and replaces in their entirety any and all prior agreements (whether written or oral), arrangements or understandings between the parties hereto with respect to the subject matter hereof and any such other agreements or understandings are hereby deemed terminated and of no further force and effect.

8.2.           Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any sections of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable.

8.3.           Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of or failure to require strict compliance with any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any rights or remedies, or a waiver of any subsequent failure in the performance of or compliance with any terms of this Agreement.

8.4.           Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed given (i) when delivered in person, on the first business day following delivery by a nationally recognized private overnight courier, or (ii) three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, or (iii) upon sender’s confirmation of successful transmission when delivered via facsimile, so long as the facsimile is followed by deposit of such notice in the United States mail, in each instance addressed as follows:

If to Company:	Black Gaming, LLC
Attn. Mr. Robert R. Black, Sr.
911 North Buffalo, Suite 201
Las Vegas, Nevada 89128

With a copy to:	Fisher & Phillips
Attn. Mark J. Ricciardi
3993 Howard Hughes Parkway, Suite 650
Las Vegas, Nevada 89169

If to Employee:	Mr. Jonathan Lowenhar
230 Portola Drive
San Francisco, CA 94131

With a copy to:	Brownstein Hyatt Farber Schreck, P.C.
Attn. Elayna Youchah, Esq.
300 South Fourth Street, Suite 1200
Las Vegas, Nevada 89101

8.5.           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon (i) Company, its successors and assigns; and (ii) Employee, his permitted successors and assigns.

8.6.           Governing Law; Jurisdiction; Litigation.  This Agreement has been prepared, executed and delivered in, and shall be interpreted under, the internal laws of the State of Nevada, without giving effect to its conflict of law provisions.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the courts of the State of Nevada, Clark County, or (b) the United States District Court for the State of Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereto waive trial by jury in any action or proceeding brought in connection with this Agreement.

8.7           Further Assurances.  The parties agree to execute and deliver any and all further agreements, instruments or documents, and to take any and all such further action, as may be reasonably requested or required to carry into effect the purpose and intent of this Agreement.

8.8.           Attorneys’ Fees.  In any judicial, arbitration or other proceeding between the parties seeking enforcement of or attempting to construe any of the terms and provisions of this Agreement, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief to which it may be entitled, its reasonable costs and expenses and reasonable attorneys’ fees.

8.9.           Neutral Interpretation.  The provisions contained herein shall not be construed in favor of or against any party because that party or its counsel drafted this Agreement, but shall be construed as if both parties prepared this Agreement, and any rules of construction to the contrary are hereby specifically waived.

8.10.         Voluntary Nature of Agreement/Opportunity to Consult with Counsel.  Each of the parties represents that it or she has read carefully and understands this Agreement, that it or he is fully aware of the Agreement’s legal effect and that each party had an opportunity to consult with its or his own counsel with regard to this Agreement.  The terms of this Agreement were negotiated at arm’s length by the parties hereto.  The parties hereto acknowledge and agree that they are signing this Agreement freely, voluntarily and with full knowledge of its terms and consequences.

8.11.          Headings.  Headings and captions used herein are inserted as a matter of convenience and for reference only and in no way define, limit, extend or describe the scope of this Agreement or any provisions contained herein.

                8.12.         Counterparts.  This Agreement may be executed in one or more counterparts, including, without limitation, facsimile counterparts, each of which will be deemed an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

COMPANY:
Black Gaming, LLC,
a Nevada limited liability company

By:	/s/ Robert R. Black, Sr.
Name:	Robert R. Black, Sr.
Its:	President and Chief Executive Officer

EMPLOYEE:

By:	/s/ Jonathan Lowenhar
Mr. Jonathan Lowenhar